EXHIBIT 99.3

Cosmos Holdings Secures Approximately $5.5 Million
Investment from Ault Global Holdings

Received initial bridge financing for proceeds of approximately $500,000 plus an additional $5.0 million of Series A Preferred Stock upon approval of Nasdaq listing

CHICAGO – September 21, 2021 -- Cosmos Holdings, Inc. (“the Company”) (OTCQX: COSM), an international pharmaceutical company with a proprietary line of nutraceuticals and distributor of branded and generic pharmaceuticals, nutraceuticals, OTC medications and medical devices, through an extensive, established European Union distribution network, today announced that the Company has entered into agreements for investments of approximately $5.5 million from a subsidiary of Ault Global Holdings, Inc. (NYSE American: DPW) (“Ault Global”). The first investment, a convertible promissory note, resulted in immediate net proceeds of approximately $500,000. The second investment, for $5 million in Series A Preferred Stock, is subject to the Company’s common stock beginning trading on the Nasdaq Stock Market, along with the fulfillment of other closing conditions. Full details of the two financing agreements are available in the Company’s Form 8-K, which will be filed with the Securities and Exchange Commission, and available on the Company’s website.

Ault Global’s Executive Chairman, Milton “Todd” Ault, III, said, “We are delighted to make this strategic investment in Cosmos given their scalable business model and significant market opportunity. We believe this investment will help accelerate the growth of their business and support their plans to list on Nasdaq.”

Greg Siokas, Chief Executive Officer of the Company, stated, “We appreciate the support of Ault Global and the confidence they have placed in the management team and in the outlook for the business. We continue to rapidly expand our distribution network worldwide and open new markets for our proprietary line of branded pharmaceuticals, nutraceuticals, and food supplements. This financing will allow us to accelerate our organic growth as we add more distributors worldwide and execute on our new e-commerce and online global distribution strategy.”

About Ault Global Holdings, Inc.

Ault Global Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Global provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, Ault Global extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Additional information about Ault Global is available at: www.AultGlobal.com.

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About Cosmos Holdings, Inc.

Cosmos Holdings Inc. is an international pharmaceutical company, with a proprietary line of nutraceuticals and distributor of branded and generic pharmaceuticals, nutraceuticals, OTC medications and medical devices through an extensive, established EU distribution network. The Company identifies, acquires, develops and commercializes products that improve patients’ lives and outcomes and has developed a global distribution platform and is currently expanding throughout Europe, Asia and North America. Cosmos Holdings has offices and distribution centers in Thessaloniki, Greece, Athens, Greece and Harlow, UK. More information is available at www.cosmosholdingsinc.com and www.skypremiumlife.com.

Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by, or that otherwise, include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could”, are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. These statements, involve unknown risks and uncertainties that may individually or materially impact the matters discussed, herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan, the impact of the COVID-19 pandemic on the Company’s business, operations and the economy in general, and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward- looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any intention or obligation to update, or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Crescendo Communications, LLC
Tel: 212-671-1020
Email: COSM@crescendo-ir.com

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